Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

OILTANKING PARTNERS, L.P. REPORTS STRONG FINANCIAL
RESULTS FOR THE THIRD QUARTER OF 2013

HOUSTON — November 6, 2013 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported third quarter 2013 net income of $32.9 million, or $0.65 per unit, an increase of 120.6% over third quarter 2012 net income of $14.9 million, or $0.38 per unit. Adjusted EBITDA increased 109.9% to $41.0 million for the third quarter of 2013, compared to $19.5 million for the third quarter of 2012. Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income below.

The Partnership’s revenues increased by approximately $25.2 million, or 75.6%, to $58.5 million during the third quarter of 2013 compared to the same period in 2012, due to higher storage service fee revenues, throughput fee revenues and ancillary service fee revenues. Storage service fee revenue grew by $6.3 million due to new storage capacity placed into service in the first and third quarters of 2013 and, to a lesser extent, due to contract escalation of storage fees. Throughput fee revenues grew by $17.5 million during the third quarter of 2013 due in large part to an increase in fees related to liquefied petroleum gas (“LPG”) exports at our Houston terminal and to a lesser extent to fees generated on pipelines placed into service in the first quarter of 2013. A significant proportion of the increase in throughput fees was attributable to amounts we received under a margin sharing arrangement with our customer; the margin sharing fees received were in addition to the volume-based throughput fees we earned under that arrangement.

“We continue to see very strong growth in all of our service categories,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “Our expansion projects and customer agreements allowed us to deliver another quarter of record revenue, net income and Adjusted EBITDA. We remain committed to the successful execution of our growth plans in order to continue generating increasing distributable cash flow per unit for our unitholders.”

Operating expenses during the third quarter of 2013 were $11.3 million, increasing by $2.3 million compared to the same period in 2012, primarily due to higher costs associated with repairs and maintenance, operations personnel, power and fuel and insurance. Selling, general and administrative expenses during the third quarter of 2013 were $6.2 million, increasing by $1.4 million compared to the same period in 2012, primarily due to an increase in the fixed fee charged to us under the Services Agreement.

We have increased our estimated capital expenditures for the full year of 2013 to $150 million to $160 million, as we execute on our previously announced growth projects. During October 2013, the Partnership placed into service 0.8 million barrels of storage capacity as part of its continuing Appelt I construction project. Since July 2013, we have placed approximately 2.0 million barrels of Appelt I’s total capacity of 3.2 million barrels into service. The remaining 1.2 million barrels of storage at Appelt I are expected to be completed by the end of 2013.

“We are proud to announce that we now have more than 20 million barrels of active storage capacity,” said Ms. Ainsworth. “Although 20 million barrels is a significant milestone for the Partnership, our rapid growth continues as we complete our previously announced projects on time and have recently announced a new slate of organic investment projects.”

On October 21, 2013, the Partnership declared an increase in its quarterly cash distribution to $0.445 per unit, or $1.78 per unit on an annualized basis, for all of its outstanding limited partner units. The third quarter distribution represents our eighth consecutive quarterly increase since going public in the third quarter of 2011, a 4.7% increase over the distribution of $0.425 per unit for the second quarter of 2013 and an 18.7% increase over the distribution of $0.375 per unit for the third quarter of 2012. The $18.2 million third quarter 2013 cash distribution is expected to be paid on November 14, 2013. Distributable cash flow for the third quarter of 2013 provided distribution coverage of 2.05 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights. The Partnership will retain cash flow in excess of distributions paid to fund, in part, announced expansion projects.

Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income below.

Recent Developments
On November 6, 2013, we announced approximately $200 million in expansion projects to construct two new crude oil pipelines and additional storage capacity at our Appelt facility. The Partnership intends to construct two new crude oil pipelines connecting our Houston terminal with Crossroads (sometimes referred to as Moore Road) Junction, a critical distribution point for the Houston market, for a total cost of approximately $98 million. Our expansion projects will include a new 24-inch pipeline to Crossroads Junction that will give our terminal customers access to the origination point of Shell Pipeline’s Houston-to-Houma pipeline (the “HoHo Pipeline”), which is scheduled to transport crude oil from the Houston area eastbound to refining centers in Texas and Louisiana. The Partnership also intends to construct a new 36-inch pipeline to Crossroads Junction that will give our terminal customers access to the termination point of TransCanada Corporation’s Gulf Coast Pipeline from Cushing, which is expected to connect to the Keystone XL pipeline if approved and constructed. The 24-inch pipeline is expected to be completed by the end of 2014, and the 36-inch pipeline is expected to be completed by the end of the first quarter of 2015.

The Partnership also announced a new phase of construction at our Appelt facility to add a total of 3.5 million barrels of new storage for a total cost of approximately $101 million. The storage will be built in two phases. The largest component, which is named Appelt III, will include 3.1 million barrels of storage and a new manifold on 26 acres of land adjacent to our existing Appelt II facility. In addition, we will construct a new 390,000 barrel storage tank that we expect to be completed before Appelt III is in service. Upon completion of these projects, the total storage capacity at our Appelt property will be nearly 10 million barrels.

The new 390,000 barrel Appelt storage tank is expected to be completed by the end of 2014, with construction anticipated to begin during the fourth quarter of 2013. We anticipate commencing construction on Appelt III’s 3.1 million barrels of storage capacity during the third quarter of 2014, after all relevant permits have been obtained, and placing this storage into service during the fourth quarter of 2015 and first quarter of 2016. When the Appelt I, II and III expansion projects have been completed, the Partnership’s total storage capacity is projected to be nearly 29 million barrels.

“The Partnership’s strong results confirm our strategy of being the logistics provider of choice for our customers and meeting their growing demands for our services by executing on our organic growth plans,” added Ainsworth. “We continue to build on our solid track record of identifying expansion projects that deliver EBITDA and distributable cash flow growth. We will continue to pursue additional growth opportunities in the form of expansion projects and acquisitions as existing, as well as potential customers, continue to express strong interest in making future commitments.”

Conference Call
The Partnership will hold a conference call to discuss its third quarter 2013 financial results on November 7, 2013, at 10:30 a.m. Eastern Time (9:30 a.m. Central Time). To participate in the call, dial (480) 629-9722 and ask for the Oiltanking call ten minutes prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through November 14, 2013 by calling (303) 590-3030 and using the pass code 4645353#.

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP. Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA are presented because management believes these metrics provide additional information and metrics relative to the performance of our business, such as the cash distributions we expect to pay to our unitholders. These metrics are commonly employed by financial analysts and investors to evaluate the operating and financial performance of the Partnership from period to period and to compare it with the performance of other publicly traded partnerships within the industry. You should not consider Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. Because Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may be defined differently by other companies in the Partnership’s industry, the Partnership’s presentation of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

The Partnership defines Adjusted EBITDA as net income (loss) before net interest expense, income tax expense (benefit), depreciation and amortization expense and other income, as further adjusted to exclude certain other non-cash and non-recurring items, including gains and losses on disposals of fixed assets. Adjusted EBITDA is not a presentation made in accordance with GAAP. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and external users of the consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to other publicly traded partnerships in the midstream energy industry, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine overall rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow, which is a financial measure included in the schedules to this press release, is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as the Partnership’s net income (loss) before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets; and (iii) other (income) expense; less maintenance capital expenditures. The Partnership’s management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides a clearer picture of the Partnership’s cash available for distribution to its unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total quarterly distribution payable to all common and subordinated unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP.

The Partnership believes investors benefit from having access to the same financial measures used by its management. Further, the Partnership believes these measures are useful to investors because these measures are one of the bases for comparing the Partnership’s operating and financial performance with that of other companies with similar operations, although the Partnership’s measures may not be directly comparable to similar measures used by other companies. Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

Contact Information:

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$58,531	$33,327	$150,796	$101,436
Costs and expenses:
Operating	11,339	8,993	31,783	26,639
Selling, general and administrative	6,235	4,824	15,973	14,015
Depreciation and amortization	5,336	4,039	14,807	12,073
(Gain) loss on disposal of fixed assets	(153)	—	(153)	13
Total costs and expenses	22,757	17,856	62,410	52,740
Operating income	35,774	15,471	88,386	48,696
Other income (expense):
Interest expense	(2,496)	(487)	(5,147)	(1,094)
Interest income	1	2	4	31
Other income (expense)	(7)	1	12	74
Total other expense, net	(2,502)	(484)	(5,131)	(989)
Income before income tax expense	33,272	14,987	83,255	47,707
Income tax expense	(389)	(80)	(704)	(240)
Net income	$32,883	$14,907	$82,551	$47,467

Allocation of net income to partners:
Net income allocated to general partner	$7,413	$297	$14,473	$1,173
Net income allocated to common unitholders	$12,735	$7,305	$34,039	$23,147
Net income allocated to subordinated unitholders	$12,735	$7,305	$34,039	$23,147

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.65	$0.38	$1.75	$1.19
Subordinated unit (basic and diluted)	$0.65	$0.38	$1.75	$1.19

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	19,450	19,450	19,450	19,450
Subordinated units (basic and diluted)	19,450	19,450	19,450	19,450

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	September 30,	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$16,530	$7,071
Receivables:
Trade	24,553	12,160
Affiliates	113	615
Other	147	313
Note receivable, affiliate	2,000	28,000
Prepaid expenses and other	2,406	1,290
Total current assets	45,749	49,449
Property, plant and equipment, net	550,133	418,289
Intangible assets, net	3,739	—
Other assets, net	1,553	1,482
Total assets	$601,174	$469,220
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$43,489	$29,399
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	2,483	2,049
Total current liabilities	48,472	33,948
Long-term debt, affiliate, less current maturities	230,750	146,800
Deferred revenue	2,255	2,544
Total liabilities	281,477	183,292
Commitments and contingencies
Partners’ capital:
Common units (19,449,901 units issued and outstanding at September 30, 2013 and December 31, 2012)	258,486	248,176
Subordinated units (19,449,901 units issued and outstanding at September 30, 2013 and December 31, 2012)	46,664	36,354
General partner’s interest	14,547	1,398
Total partners’ capital	319,697	285,928
Total liabilities and partners’ capital	$601,174	$469,220

OILTANKING PARTNERS, L.P.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Nine Months Ended
	September 30,
	2013	2012
Cash flows from operating activities:
Net income	$82,551	$47,467
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,807	12,073
(Gain) loss on disposal of fixed assets	(153)	13
Amortization of deferred financing costs	144	118
Changes in assets and liabilities:
Trade and other receivables	(12,227)	(1,981)
Prepaid expenses and other assets	(1,106)	(457)
Accounts receivable/payable, affiliates	936	(1,847)
Accounts payable and accrued expenses	1,800	2,380
Deferred revenue	1,093	(341)
Total adjustments from operating activities	5,294	9,958
Net cash provided by operating activities	87,845	57,425
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(7,000)	(20,000)
Collections of notes receivable, affiliate	33,000	35,300
Payments for purchase of property, plant and equipment	(135,854)	(80,756)
Proceeds from sale of property, plant and equipment	264	—
Purchase of intangible assets	(3,739)	—
Net cash used in investing activities	(113,329)	(65,456)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	50,000	35,000
Borrowings under credit agreement, affiliate	86,000	—
Payments under notes payable, affiliate	(2,050)	(2,050)
Payments under credit agreement, affiliate	(50,000)	—
Debt issuance costs	(225)	(750)
Distributions paid to partners	(48,782)	(41,856)
Net cash provided by (used in) financing activities	34,943	(9,656)
Net increase (decrease) in cash and cash equivalents	9,459	(17,687)
Cash and cash equivalents — Beginning of period	7,071	23,836
Cash and cash equivalents — End of period	$16,530	$6,149

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
Storage capacity, end of period (mmbbls) (1) (3)	19.9	17.7	19.9	17.7
Storage capacity, average (mmbbls) (3)	19.6	17.7	19.5	17.6
Terminal throughput (mbpd) (2)	1,095.2	787.0	1,037.6	821.9
Vessels per period	250	229	669	679
Barges per period	879	793	2,498	2,346
Trucks per period	9,411	2,613	21,549	7,981
Rail cars per period	1,170	1,701	4,758	6,589
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)
During the first and third quarters of 2013, we placed into service net storage capacity of approximately 0.9 million barrels and 1.4 million barrels, respectively. Amounts do not reflect approximately 0.8 million barrels of storage capacity placed into service in October 2013.

Revenues by service category:
(In thousands)
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Storage service fees	$30,843	$24,563	$87,421	$73,810
Throughput fees	24,146	6,672	56,064	20,768
Ancillary service fees	3,542	2,092	7,311	6,858
Total revenues	$58,531	$33,327	$150,796	$101,436

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

Three Months Ended	Nine Months Ended
September 30,	September 30,
2013	2012	2013	2012

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$32,883	$14,907	$82,551	$47,467
Depreciation and amortization	5,336	4,039	14,807	12,073
Income tax expense	389	80	704	240
Interest expense, net	2,495	485	5,143	1,063
(Gain) loss on disposal of fixed assets	(153)	—	(153)	13
Other (income) expense	7	(1)	(12)	(74)
Adjusted EBITDA	$40,957	$19,510	$103,040	$60,782
Interest expense, net	(2,495)	(485)	(5,143)	(1,063)
Income tax expense	(389)	(80)	(704)	(240)
Maintenance capital expenditures	(900)	(1,254)	(1,895)	(2,406)
Distributable cash flow	$37,173	$17,691	$95,298	$57,073

Cash distributions (1)	$18,150	$14,886	$51,440	$43,068

Distribution coverage ratio	2.05	x	1.19	x	1.85	x	1.33	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of September 30, 2013):
Adjusted EBITDA for the nine months ended September 30, 2013	$103,040
2012 Adjusted EBITDA (1)	80,616
Less: Adjusted EBITDA for the nine months ended September 30, 2012	(60,782)
2013 Latest Twelve Months (LTM) Adjusted EBITDA (as of September 30, 2013)	$122,874

Total debt, including current portion at September 30, 2013	$233,250
Debt/Adjusted EBITDA Ratio	1.9	x
_____________

(1)	Please refer to the press release of Oiltanking Partners, L.P. issued March 6, 2013, for a reconciliation of Adjusted EBITDA for the year ended December 31, 2012 from net income.

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